INFORMATION
.

For Immediate Release
April 25, 2013
Contact: 513.271.3700
John A. Kraeutler, Chief Executive Officer

MERIDIAN BIOSCIENCE REPORTS SECOND QUARTER
AND SIX MONTHS OPERATING RESULTS,
DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2013 GUIDANCE

GENERAL HIGHLIGHTS

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

•	reported fiscal 2013 second quarter and six months net sales of $47.3 million and $92.6 million, respectively, flat and an increase of 6%, respectively, from the same periods of the prior fiscal year;

•	reported second quarter operating income of $15.3 million, an increase of 3% over the same period of the prior fiscal year;

•	reported six months operating income of $28.3 million, an increase of 15% over the same period of the prior fiscal year;

•
reported second quarter net earnings of $10.2 million, or $0.24 per diluted share, increases of 6% and 4%, respectively, compared to the fiscal 2012 second quarter.   When compared to the fiscal 2012 second quarter net earnings on a non-GAAP basis, the fiscal 2013 second quarter net earnings and net earnings per diluted share increased 5% and 4%, respectively.  This non-GAAP financial measure excludes the effect of fiscal 2012 second quarter costs associated with the consolidation of its Saco, Maine operations into its Tennessee facility (see non-GAAP financial measure reconciliations);

•
reported first six months net earnings of $18.7 million, or $0.45 per diluted share, increases of 16% and 15%, respectively, compared to the same period of fiscal 2012.   When compared to the first six months of fiscal 2012 net earnings on a non-GAAP basis, the year-to-date fiscal 2013 net earnings and net earnings per diluted share each increased 13%.  This non-GAAP financial measure excludes the effect of year-to-date fiscal 2012 costs associated with the consolidation of its Saco, Maine operations into its Tennessee facility (see non-GAAP financial measure reconciliations);

•
declared the regular quarterly cash dividend of $0.19 per share for the second quarter of fiscal 2013, (indicated annual rate of $0.76 per share), the same as the regular quarterly rate of fiscal 2012; and

•	reaffirmed its fiscal 2013 guidance of per share diluted earnings between $0.86 and $0.91 on net sales of $190 million to $195 million.

FINANCIAL HIGHLIGHTS (UNAUDITED)
In Thousands, Except per Share Data

	Three Months Ended March 31,			Six Months Ended March 31,
	2013	2012	% Change	2013	2012	% Change
Net Sales	$47,265	$47,239	-%	$92,616	$87,314	6%
Operating Income	15,253	14,827	3%	28,344	24,632	15%
Net Earnings	10,249	9,626	6%	18,723	16,204	16%
Diluted Earnings per Share	$0.24	$0.23	4%	$0.45	$0.39	15%
Diluted Earnings per Share
excluding effect of plant
consolidation costs (2012)
(see non-GAAP financial measure reconciliations)	$0.24	$0.23	4%	$0.45	$0.40	13%

	March 31,
	2013	2012
Cash and Equivalents	$38,594	$24,337
Working Capital	85,477	75,894
Shareholders’ Equity	148,354	140,766
Total Assets	165,987	158,258

COMPANY COMMENTS

John A. Kraeutler, Chief Executive Officer, said, “Flat sales growth, largely due to European weakness, was offset by second quarter earnings increasing by 6% as a result of excellent operating efficiency.  USDx sales increased by 7%, driven primarily by increases in C. difficile and foodborne test revenues.  Due largely to continued weakness in European healthcare spending, our EURDx business unit reported sales down 12%.  Meridian Life Science, which faced a record sales comparison in the year-ago period, reported revenues that were down by 8%. With respect to key diagnostic product categories, quarterly C. difficile revenues increased 8% for USDx, but declined by 16% for EURDx.  H. pylori sales increased by 1% for USDx for the quarter, 7% for the first half of fiscal 2013; however, this category declined by 17% for the EURDx unit during the quarter.  Foodborne test revenues grew 6% overall, 6% for USDx and 16% for EURDx.

Our illumigene® molecular platform continued to be well accepted, as placements accelerated in the quarter.  For the reporting period, we gained an additional 64 new customers and added 94 new tests on installed systems.  This brings our total illumigene accounts to 1,026, servicing approximately 1,200 hospitals.  We are encouraged by the rate of customer adoption and we are working diligently to make illumigene Group B strep the standard of care for prenatal screening.  Likewise, illumigene Group A strep is off to a good start and its appeal to hospital outreach coordinators is increasing.  With regard to the molecular pipeline, we believe that FDA clearance of illumigene Mycoplasma will be received shortly and illumigene Pertussis is expected to be submitted for FDA clearance around the end of the fiscal year.  In addition, we are initiating clinical trials this quarter for illumigene Chlamydia trachomatis and illumigene Neisseria gonorrhoeae.

While we are concerned about the economic situation in Europe, we believe that our other strategic growth drivers, especially our molecular lines, will continue to grow and allow us to achieve our fiscal year guidance.”

William J. Motto, Executive Chairman of the Board, said, “Operating results for the second quarter were solid and would have been better if not for the adverse economic conditions in our European market.  We remain confident of revenue and earnings growth during the second half of the fiscal year. illumigene continues to gain traction as placements grow and utilization, aided by new products, increases.  Our balance sheet and cash flow are strong and the dividend secure.  Finally, we continue our program of searching for acquisitions that could provide additional growth opportunities.  We look forward to reporting our overall progress and operating results to you as the fiscal year unfolds.”

CASH DIVIDEND MATTERS

The Board of Directors declared the regular quarterly cash dividend of $0.19 per share for the second quarter ended March 31, 2013. The dividend is of record May 4, 2013 and payable May 14, 2013.  This annual indicated dividend rate of $0.76 per share remains the same as the rate in fiscal 2012.  Guided by the Company’s policy of setting a payout ratio of between 75% and 85% of each fiscal year’s expected net earnings, the actual declaration and amount of dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements and future business developments, including acquisitions.

FISCAL 2013 GUIDANCE REAFFIRMED

For the fiscal year ending September 30, 2013, management expects net sales to be in the range of $190 million to $195 million and per share diluted earnings to be between $0.86 and $0.91.  The per share estimates assume an increase in average diluted shares outstanding from approximately 41.6 million at fiscal 2012 year end to approximately 41.8 million at fiscal 2013 year end.  The per share estimates include a $0.03 charge to earnings for the Medical Device Tax effective January 1, 2013 and a $0.03 charge to earnings representing the incremental cost of clinical trials for its important new illumigene Chlamydia trachomatis and Neisseria gonorrhoeae tests over and above the cost of clinical trials for past illumigene products.  The sales and earnings guidance provided in this press release is from expected internal growth and does not include the impact of any additional acquisitions the Company might complete during fiscal 2013.

FINANCIAL CONDITION

The Company’s financial condition is sound.  At March 31, 2013, current assets were $103.1 million compared to current liabilities of $17.6 million, resulting in working capital of $85.5 million and a current ratio of 5.9.  Cash and equivalents were $38.6 million and the Company had 100% borrowing capacity under its $30.0 million commercial bank credit facility.  The Company has no bank-debt obligations outstanding.

INTERIM UNAUDITED OPERATING RESULTS
(In Thousands, Except per Share Data)

The following table sets forth the unaudited comparative results of Meridian on a U.S. GAAP basis for the interim periods of fiscal 2013 and fiscal 2012.

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Net sales	$47,265	$47,239	$92,616	$87,314
Cost of goods sold	16,522	17,691	33,077	33,224
Gross profit	30,743	29,548	59,539	54,090

Operating expenses
Research and development	2,811	2,508	5,328	4,781
Selling and marketing	5,471	5,579	11,164	10,956
General and administrative	7,208	6,431	14,703	13,074
Plant consolidation costs	-	203	-	647
Total operating expenses	15,490	14,721	31,195	29,458

Operating income	15,253	14,827	28,344	24,632
Other income (expense), net	276	(35)	411	286
Income before income taxes	15,529	14,792	28,755	24,918
Income tax provision	5,280	5,166	10,032	8,714
Net earnings	$10,249	$9,626	$18,723	$16,204

Net earnings per basic common share	$0.25	$0.23	$0.45	$0.39
Basic common shares outstanding	41,266	41,080	41,188	41,071

Net earnings per diluted common share	$0.24	$0.23	$0.45	$0.39
Diluted common shares outstanding	41,947	41,620	41,830	41,571

The following table sets forth the unaudited segment data for the interim periods in fiscal 2013 and fiscal 2012 (in thousands).

	Three Months Ended March 31,		Six Months Ended March 31,
	2013	2012	2013	2012
Net sales
U.S. Diagnostics	$30,310	$28,455	$60,676	$53,464
European Diagnostics	6,093	6,924	11,396	12,429
Life Science	10,862	11,860	20,544	21,421
	$47,265	$47,239	$92,616	$87,314
Operating Income
U.S. Diagnostics	$11,612	$11,462	$22,855	$19,935
European Diagnostics	597	757	730	1,400
Life Science	3,046	2,710	4,680	3,408
Eliminations	(2)	(102)	79	(111)
	$15,253	$14,827	$28,344	$24,632

NON-GAAP FINANCIAL MEASURES

In this press release, we have provided information on net earnings and diluted earnings per share excluding the effect of costs associated with the consolidation of our Saco, Maine operations into our Tennessee facility (2012).  We believe this information is useful to an investor in evaluating our performance because:

1.
These measures help investors to more meaningfully evaluate and compare the results of operations from period to period by removing the impact of non-routine costs related to consolidating the Maine operations; and

2.
These measures are used by our management for various purposes, including evaluating performance against incentive bonus achievement targets, comparing performance from period to period in presentations to our board of directors, and as a basis for strategic planning and forecasting.

We have provided reconciliations of net earnings, basic earnings per share and diluted earnings per share, with and without the effect of the plant consolidation costs noted above, in the tables below for the three and six month periods ended March 31, 2013 and 2012.

SECOND QUARTER AND SIX MONTH YEAR TO DATE
GAAP TO NON-GAAP RECONCILIATION TABLES
(In Thousands, Except per Share Data)

	Three Months			Six Months
	Ended March 31,			Ended March 31,
	2013	2012		2013	2012
Net Earnings -
U.S. GAAP basis	$10,249	$9,626		$18,723	$16,204
Facility Consolidation costs	-	132		-	421
Adjusted Earnings	$10,249	$9,758		$18,723	$16,625

Net Earnings per Basic Common Share -
U.S. GAAP basis	$0.25	$0.23		$0.45	$0.39
Facility Consolidation costs	-	-		-	0.01
Adjusted Basic EPS	$0.25	$0.24	*	$0.45	$0.40
* Does not sum to total due to rounding.

Net Earnings per Diluted Common Share -
U.S. GAAP basis	$0.24	$0.23		$0.45	$0.39
Facility Consolidation costs	-	-		-	0.01
Adjusted Diluted EPS	$0.24	$0.23		$0.45	$0.40

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements accompanied by meaningful cautionary statements.  Except for historical information, this report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which may be identified by words such as "estimates", "anticipates", "projects", "plans", "seeks", "may", "will", "expects", "intends", "believes", "should" and similar expressions or the negative versions thereof and which also may be identified by their context.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  The Company assumes no obligation to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.  These statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially, including, without limitation, the following:

Meridian's continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian's competition.  While Meridian has introduced a number of internally developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis.  Meridian relies on proprietary, patented and licensed technologies, and the Company’s ability to protect its intellectual property rights, as well as the potential for intellectual property litigation, would impact its results.  Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution.  Recessionary pressures on the economy and the markets in which our customers operate, as well as adverse trends in buying patterns from customers can change expected results.  Costs and difficulties in complying with laws and regulations, including those administered by the United States Food and Drug Administration, can result in unanticipated expenses and delays and interruptions to the sale of new and existing products.  The international scope of Meridian’s operations, including changes in the relative strength or weakness of the U.S. dollar and general economic conditions in foreign countries, can impact results and make them difficult to predict.  One of Meridian's growth strategies is the acquisition of companies and product lines.  There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses will be successfully integrated into Meridian's operations.  There may be risks that acquisitions may disrupt operations and may pose potential difficulties in employee retention and there may be additional risks with respect to Meridian’s ability to recognize the benefits of acquisitions, including potential synergies and cost savings or the failure of acquisitions to achieve their plans and objectives.  The Company cannot predict the possible impact of recently-enacted United States healthcare legislation and any similar initiatives in other countries on its results of operations.  In addition to the factors described in this paragraph, Part I, Item 1A Risk Factors of our Form 10-K contains a list and description of uncertainties, risks and other matters that may affect the Company.

Meridian is a fully integrated life science company that develops, manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products and diagnostic tests provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral and respiratory infections. Meridian’s diagnostic products are used outside of the human body and require little or no special equipment. The Company's products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents, specialty biologicals and related technologies used by biopharmaceutical companies engaged in research for new drugs and vaccines. The Company markets its products and technologies to hospitals, reference laboratories, research centers, diagnostics manufacturers and biotech companies in more than 60 countries around the world. The Company’s shares are traded on NASDAQ’s Global Select Market, symbol VIVO. Meridian's website address is www.meridianbioscience.com.

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